Exhibit 99.1

Letter of Guarantee

To:

Board of Directors of Million Place Investment Limited

In accordance to our mutual agreement with regards to the financial arrangements for the new boiler plant project, our company, Hohhot Devotion Boiler General Company Limited hereby irrevocably guarantees that the shares in the equity capital of the company shall be transferred and registered to the named new joint venture company to be assigned by Million Place

Investment Limited as the ultimate shareholder by the 30 June ,

2016. At same time all legal documentations relating to the transfer shall be completed as well.

Concurrently, Million Place Investment Limited will make all necessary work arrangements to effect this mutual understanding.

Dated: 30 January, 2016

Signed and Delivery:

/s/ Ma Xixing

 Ma Xixing